Tactical Air Defense Services to Acquire Tactical Air Support, Inc.

Carson City, NV-May 20, 2010-Tactical Air Defense Services, Inc. (OTCBB: TADF-OB), an Aerospace/Defense Services contractor that offers air-combat training, aerial refueling, aircraft maintenance training, disaster relief services, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that it has signed a Letter of Intent (the “LOI”) to acquire Tactical Air Support, Inc. (“Tac-Air”).

Tac-Air, www.tacticalairsupport.com, is a highly regarded Aerospace/Defense Services contractor founded by a group of former Navy, Marine, and Air Force Weapon’s School Instructors. Tac-Air has won and successfully executed multiple Aerospace/Defense contracts awarded by divisions of the U.S. Department of Defense.

Under the terms of the LOI, upon Closing of the Transaction, Tac-Air shareholders shall receive approximately 46% of the outstanding post-acquisition shares of TADF stock; Rolland C. Thompson, current President of Tac-Air and the former Commanding Officer of the world-renowned U.S. Navy Fighter Weapons School more commonly known as “TOPGUN”, shall be the new CEO and a Director of TADF; Alexis C. Korybut, current CEO of TADF shall be the CFO and a Director of TADF; and General Robert R. Fogleman, former Chief of Staff of the U.S. Air force and former member of the Joint Chiefs of Staff, shall be a Director of TADF.  Additionally, TADF intends to secure approximately $3 million in post-acquisition financing to retire a $1.75 million promissory note of Tac-Air, and for post-acquisition working capital in order to fully execute its business strategy.

Alexis C. Korybut, Chief Executive Officer of TADF, stated,  “Tac-Air is on the leading edge of this exciting and rapidly growing business. Their experience and technical abilities are unmatched. This acquisition will bring to the Company an exceptional management team of highly experienced and well-regarded ex-military professionals, as well as current contracts and revenues.  We believe that the company, post acquisition, can become one of the pivotal players in the private-sector military aviation training services, and will be well-positioned to win an increasing number of Aerospace/Defense Services contracts from the U.S. and foreign-allied militaries and agencies.”

Further information about TADS is available on our web site: www.tads-usa.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.